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                                  Exhibit 99.1

                THE MAJOR AUTOMOTIVE COMPANIES REPORTS RETENTION
              OF FINANCIAL ADVISOR AND COUNSEL BY SPECIAL COMMITTEE

               RESIGNATION OF STEVEN NAWI AS DIRECTOR AND ELECTION OF ALAN A. PERSON AS A DIRECTOR AND CHAIRMAN OF THE
                                AUDIT COMMITTEE

                  COMPANY REGAINS COMPLIANCE WITH NASDAQ RULES
                                        -

LONG ISLAND CITY, N.Y.--(BUSINESS WIRE)-- July 16, 2004 -- The Major Automotive Companies, Inc. (Nasdaq: MAJR - news) today reported that the special committee formed for the purpose of evaluating an offer from Bruce Bendell, the Company's Chairman, President, Chief Executive Officer and Acting Chief Financial Officer, has retained the investment banking firm of Bryant Park Capital, Inc. and the law firm of McDonald Carano Wilson LLP as its special Nevada counsel to assist it in assessing Mr. Bendell's proposal.

Furthermore, the Company today reported that, effective July 13, 2004, Steven Nawi resigned as a director of the Company. The Company's Board of Directors has elected Alan A. Pearson to fill the vacancy on the Board of Directors due to Mr. Nawi's resignation. Mr. Pearson will also act as Chairman of the Company's Audit Committee.

Finally, the Company today announced that Nasdaq has notified the Company that it has demonstrated compliance with Nasdaq Marketplace Rules 4350(c) and 4350(d)(2) with respect to the appointment of an independent director and compliance with audit committee requirements. Accordingly, the Company will continue to be listed on The Nasdaq SmallCap Market.

The Major Automotive Companies is a leading automotive dealership group in the New York Metropolitan area. For additional information, visit the Company's website at http://www.majorauto.com/.

Note: The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, contained herein, should be reviewed in conjunction with the Company's annual report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.


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Contacts:

Eric Keltz, Esq.

(718) 937-3700 x326